Exhibit 5.1

January 20, 2021

Board of Directors

GBS, Inc.

708 Third Avenue, 6th Floor

New York, New York 10017

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to GBS, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale of up to 3,000,000 shares of common stock, par value $0.01 per share (the “Shares”), consisting of shares of the Company’s common stock issuable upon conversion of the Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”) which shares may be offered for sale from time to time by the selling stockholders (the “Selling Stockholders”) identified in the Registration Statement.

In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company; (ii) resolutions of the Company’s Board of Directors authorizing the issuance of the Series B Preferred Stock; (iii) the Registration Statement; and (iv) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares, when issued by the Company upon conversion of the Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock, will have been duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement filed as of the date hereof and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ Schiff Hardin LLP